Exhibit 99.1

        Columbia Bancorp Completes Issuance of Trust Preferred Securities

    COLUMBIA, Md., June 25 /PRNewswire-FirstCall/ --
Columbia Bancorp (Nasdaq: CBMD), parent company of The Columbia Bank (collectively, the "Company"), announced today that it completed a private offering of $6 million of trust preferred securities through a statutory trust formed for that purpose. The securities mature in 30 years and are redeemable, in whole or in part, without penalty, at the option of Columbia Bancorp after five years. The securities bear a floating rate of interest, which will be reset quarterly, with an initial rate of 4.21%. The Company intends to use the proceeds of the offering for general corporate purposes, which may include repurchases of the Company's common stock.
    The trust preferred securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the trust preferred securities.
    Columbia Bancorp, headquartered in Columbia, Maryland, is a bank holding company and parent company of The Columbia Bank, a commercial bank. The Columbia Bank currently operates twenty-four banking offices in the Baltimore/Washington Corridor and provides a full range of financial services to consumers and businesses.

    FORWARD-LOOKING STATEMENTS
    Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Columbia Bancorp's current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of interest rate fluctuations, a deterioration of economic conditions in the Baltimore/Washington metropolitan area, a downturn in the real estate market, losses from impaired loans, an increase in non-performing assets, potential exposure to environmental laws, federal and state bank laws and regulations, the highly competitive nature of the banking industry, a loss of key personnel, changes in accounting standards and other risks described in this filing and the Company's other filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Columbia Bancorp undertakes no obligation to update or revise the information contained in this filing whether as a result of new information, future events or circumstances or otherwise. Past results of operations may not be indicative of future results.

SOURCE  Columbia Bancorp
    -0-                             06/25/2004
    /CONTACT: John A. Scaldara, Jr., President and COO of Columbia Bancorp, +1-410-423-8012/
    /Company News On-Call:  http://www.prnewswire.com/comp/127921.html/
    /Web site:  http://www.columbank.com /
    (CBMD)

CO:  Columbia Bancorp
ST:  Maryland
IN:  FIN
SU:  OFR